ARTICLES OF AMENDMENT

OF

TWEEDY, BROWNE FUND INC.

TWEEDY, BROWNE FUND INC., a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST:         The Charter of the Corporation, as filed with the State Department of Assessments and Taxation of the State of Maryland, is hereby amended by changing the name of the class of the Corporation’s capital stock designated previously as “Tweedy, Browne Global Value Fund Stock” to “Tweedy, Browne International Value Fund Stock” and by changing the name of the class of the Corporation’s capital stock designated previously as “Tweedy, Browne Global Value Fund II – Currency Unhedged Stock” to “Tweedy, Browne International Value Fund II – Currency Unhedged Stock.”

SECOND:    The amendment was duly approved by a majority of the Corporation’s entire Board of Directors at a meeting held on July 8, 2021. The amendment to the Charter is limited to a change expressly permitted by §2-605 of the Maryland General Corporation Law to be made without action by stockholders of the Corporation. The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

THIRD:        The amendment to the Charter as set forth above does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the shares that are the subject of the name changes. The authorized stock of the Corporation has not been increased by these Articles of Amendment.

The President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and that to the best of his knowledge, information and belief the matters and facts set forth in these Articles of Amendment with respect to the authorization and approval of the amendment to the Corporation’s Charter are true in all material respects, and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, TWEEDY, BROWNE FUND INC. has caused this instrument to be executed in its name and on its behalf by its President, Thomas H. Shrager, and attested to by its Vice President and Secretary, Patricia A. Rogers, on the 8th of July, 2021. These Articles of Amendment shall be effective as of 12:01 am on July 29, 2021.

TWEEDY, BROWNE FUND INC.

By:	/s/ Thomas H. Shrager
Thomas H. Shrager
President

ATTEST:

By:	/s/ Patricia A. Rogers
Patricia A. Rogers
Vice President and Secretary